Exhibit 3.26(c)

AMENDMENT NO. 1 TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

INTELSAT USA LICENSE LLC

This Amendment No. 1 dated January 12, 2011 (this “Amendment”) to the Limited Liability Company Agreement of Intelsat USA License LLC (the “Company”), is entered into by Intelsat USA Sales LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed on December 27, 2010;

WHEREAS, the Limited Liability Company Agreement of the Company was entered into by Intelsat USA Sales Corp., a Delaware corporation (“Sales Corp”), on the date hereof (the “Agreement”);

WHEREAS, Sales Corp merged with and into the Member on the date hereof;

WHEREAS, the Member wishes to amend the Agreement in certain respects.

NOW, THEREFORE, in accordance with Section 11.6, the Agreement is hereby amended as follows:

1.	The effective date of this Amendment shall be the date first written above (the “Effective Date”).

2.	Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement; unless otherwise specified, section references shall be to the relevant section of the Agreement.

3.	The Member shall be substituted for Sales Corp as, and shall assume all rights and obligations of, the Member and the Manager under the Agreement, effective as of the Effective Date.

4.	Except as expressly amended by this Amendment, all other terms and provisions of the Agreement, including any prior amendments thereto, shall remain unaltered and shall continue in full force and effect.

5.	This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

INTELSAT USA SALES LLC

By:	/s/ Patricia Casey
Name: Patricia Casey
Title: Secretary

[Amendment to LLC Agreement of Intelsat USA License]